Contact:
     Rolf Gatlin
     Public Relations
     rmgatlin@usfunds.com
     210.308.1268

                                                          For Immediate Release

  U.S. Global Investors Realizes Improved Earnings Driven by Converging Factors
        Specialty Funds Continue to Reach Asset Levels Not Seen in Years

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SAN ANTONIO - December 3, 2003 - U.S. Global Investors,  Inc. (NASDAQ:  GROW), a
globally focused boutique investment advisor managing 12 specialty no-load mutual funds, recently announced net income of $.09 per share for the quarter ending September 30, 2003, an increase of $.08 per share over the same period last year. The increase in net income of approximately $576,000 was primarily a result of investments in natural resource assets.

Subsequent to quarter-end, U.S. Global Investors continues to see increasing assets under management and mutual fund cash inflows.

"There is a continuing convergence driving our increasing assets and earnings," says U.S. Global Investors Chief Executive Officer Frank Holmes. "Besides the current rally in commodities and natural resource stocks, our ability to refine our overall business processes, to lower our fund expense ratios and to improve our investment models and systems has enabled us to offer unique investment vehicles, which have been leaders in their respective peer groups and have beaten the S&P 500 for the one-, three- and five-year periods. This may provide investors with attractive alternatives to diversify their holdings."

Overall assets coming into the complex have risen steadily over the last 12 months, a trend attributable to the stellar performance of the countercyclical funds managed by U.S. Global Investors. In particular, recently the Global Resources Fund (PSPFX) surpassed $135 million in assets, while the Eastern European Fund (EUROX) and China Region Opportunity Fund (USCOX) surpassed the $55 million and $45 million mark, respectively. U.S. Global Investors' two precious metals funds, the World Precious Minerals Fund (UNWPX) and Gold Shares Fund (USERX), have also experienced increased asset levels, surpassing $430 million in combined assets.

On December 1, the Wall Street Journal listed the World Precious Minerals Fund (UNWPX) and Global Resources Fund (PSPFX) as "Best Performers" for the one-year period.

"The strong performance of these asset classes and increased asset flows have benefited U.S. Global Investors' fund shareholders, as well as shareholders of the advisor," says Holmes. "The combination of a small-account fee implemented in January 2002 and increased asset levels have contributed to significantly lower expense ratios in a number of our funds. The substantially lower expense ratios and outstanding relative performance have enhanced the funds' attractiveness. This fact has been noted by the S&P and Lipper mutual fund rating services, popular rating services who more timely update current fund data and thereby offer a more accurate and timely reflection of changes in expense ratios. Since expense ratios are a critical decision driver for registered investment advisors, other rating agencies may not properly characterize positive or negative developments."

For more information on fund performance and expense ratios of U.S. Global Investors' funds, please visit www.usfunds.com. Website visitors will also find value-added investment white papers that educate readers on topics ranging from the presidential election cycle to commodities, Eastern Europe and China.

About U.S. Global Investors, Inc.

U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser with a focus on profitable niche markets around the world. Headquartered in San Antonio, Texas, the Company offers financial solutions, transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds. The groups consist of 12 no-load mutual funds that invest in a variety of investment options, from emerging markets to money markets.

For more complete information about any U.S. Global fund, including charges and ongoing expenses, obtain a prospectus by visiting us at www.usfunds.com, or call 1-800-US-FUNDS. Please read it carefully before you invest or send money. Distributed by U.S. Global Brokerage, Inc.

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Foreign and emerging market  investing  involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. The China Region Opportunity Fund's share price is expected to be more volatile than those of funds only invested in domestic securities. The fund may invest in private placements and IPO's, which may significantly affect performance. There is no guarantee that these high-risk investments will have the same effect on the fund's performance if they are made in the future. Gold funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The price of gold is subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 3% to 5% of your portfolio in gold or gold stocks. The S&P 500 Stock Index is a widely recognized capitalization-weighted index of 500 common stock prices in U.S. companies. The World Precious Minerals Fund ranked 6 out of 43, 27 out of 29 and 13 out of 17 gold oriented funds for total return for the one-, five- and 10-year periods, respectively, as of
9.30.03. Lipper defines a gold oriented fund as a fund that invests primarily in shares of gold mines, gold oriented mining finance houses, gold coins, or bullion. The Global Resources Fund ranked 1 out of 80, 16 out of 54 and 18 out of 19 natural resource funds for total return for the one-, five- and 10-year periods, respectively, as of 9.30.03. Lipper defines a natural resource fund as a fund that invests in primarily natural resource stocks.